CONSENT OF INDEPENDENT AUDITORS


Burnham Pacific Properties, Inc.

We consent to the incorporation by reference in Registration Statement Nos. 33-25431 on Form S-8, 33-56555 on Form S-3 and 33-68712 on Form S-2 of Burnham Pacific Properties, Inc. of our report dated March 11, 1996 appearing in this Annual Report on Form 10-K of Burnham Pacific Properties, Inc. for the year ended December 31, 1995.



//Deloitte & Touche, LLP//

March 27, 1996
San Diego, California